Exhibit 1.01

Sony Corporation Conflict Minerals Report

for the Reporting Period from January 1 to December 31, 2015

In this document, Sony Corporation and its consolidated subsidiaries are together referred to as “Sony,” “we,” or “our.”

FORWARD-LOOKING STATEMENT DISCLAIMER

This document includes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including (but not limited to) statements about expected future supplier due diligence and engagement efforts and development of company systems supporting those efforts. Many of the forward-looking statements contained in this document may be identified by the use of words such as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimate” and “potential,” among others. These forward-looking statements are based on our expectations and beliefs concerning future events and involve risks and uncertainties that may cause actual results to differ materially from current expectations. These risks and uncertainties are difficult to predict accurately and may be beyond our control, and may include (but are not limited to) the following: regulatory changes and judicial developments relating to the Conflict Minerals Rule (as defined below); changes in or developments related to our products or our supply chain; and industry developments relating to supply chain diligence, disclosure and other practices. Other risks and uncertainties relevant to our forward-looking statements are discussed in greater detail in our reports filed with the Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date made, and we disclaim any obligation to update or revise these statements as a result of new developments or otherwise.

I.	Introduction

This Conflict Minerals Report has been prepared to comply with Rule 13p-1 under the Securities Exchange Act of 1934, as amended, and Form SD (collectively, the “Conflict Minerals Rule”) for the reporting period from January 1 to December 31, 2015. The Conflict Minerals Rule imposes certain investigation and reporting requirements if a company’s manufactured products (including products contracted to be manufactured for the company) contain one or more of the following minerals necessary to the functionality or production of the products: cassiterite, columbite-tantalite (coltan) and wolframite; their derivatives tantalum, tin and tungsten; and gold (collectively, “3TG”). The Conflict Minerals Rule refers to these minerals as “conflict minerals” regardless of their geographic origin and whether or not they fund armed conflict. Capitalized terms which are not expressly defined in this Report have the meaning set forth in the Conflict Minerals Rule.

Sony is committed to responsible sourcing of raw materials globally in support of human rights, labor, health and safety, environment and ethics. This commitment includes our efforts to responsibly source 3TG in the supply chain for our electronics products (as defined below). Our Conflict Minerals Policy is discussed later in this report.

This Report documents our efforts relating to the responsible sourcing of 3TG and is publicly available on our website at: http://www.sony.net/SonyInfo/IR/library/ConflictMineralsReport2015.pdf.

Information contained on our website is not incorporated by reference into this Report or the Form SD of which it is a part.

A discussion of our overall efforts relating to the responsible sourcing of 3TG is also publicly available on our website at: http://www.sony.net/SonyInfo/csr_report/sourcing/materials/.

1

II.	Company and Product Overview

Sony is engaged in the development, design, manufacture, and sale of various kinds of electronic equipment, instruments, and devices for consumer, professional and industrial markets as well as game hardware and software products. Sony’s primary manufacturing facilities are located in Asia, including Japan. Sony also utilizes third-party contract manufacturers for certain products. Sony is engaged in the production, acquisition and distribution of motion pictures and television programming and the operation of television and digital networks. Sony is also engaged in the development, production, manufacture and distribution of recorded music and the management and licensing of the words and music of songs. Further, Sony is also engaged in various financial services businesses, including life and non-life insurance operations through its Japanese insurance subsidiaries and banking operations through a Japanese Internet-based banking subsidiary. Sony is also engaged in a network services business and, in Japan, an advertising agency business.

III.	Product Scoping

To help achieve our responsible sourcing goals, we designated as “Responsible Management” the relevant management within Sony that is in charge of each business unit or subsidiary and is primarily responsible for the accuracy and completeness of the 3TG minerals survey results within such business unit or subsidiary. In order to determine the scope of the reasonable country of origin inquiry (“RCOI”) for our products each year, each member of Responsible Management indicated whether 3TG are necessary to the functionality or production of any products manufactured or contracted to be manufactured in the business unit or subsidiary for which he/she is responsible (the “Scoping Process”).

Based on the result of the Scoping Process, we determined that 3TG are necessary to the functionality or production of (i) certain electronic equipment, instruments, and devices for consumer, professional and industrial markets, and (ii) game hardware products manufactured by Sony or contracted to be manufactured by Sony (collectively, “electronics products”). We then conducted our RCOI for our electronics products in line with the process in Section IV below.

As described above, not all of our business and products are in-scope for purposes of the Conflict Minerals Rule. All four 3TG are contained in our in-scope products, although each individual in-scope product does not contain each 3TG.

IV.	Reasonable Country of Origin Inquiry

Smelters and refiners (“SORs”) are the consolidating points for raw ore and are in the best position in the supply chain to know the origin of the ores because the origin of ores cannot be determined with any certainty once the raw ores are smelted, refined and converted to ingots, bullion or derivatives. Accordingly, to help drive responsible sourcing by SORs and further enhance traceability and transparency of the sources of 3TG, Sony is actively involved in both upstream-focused and downstream-focused multi-stakeholder initiatives, as described later in this Report.

Sony does not purchase raw ore or unrefined minerals, or conduct business directly with SORs. We source our products and components from suppliers, which, in turn, source Materials (as defined below) from sub-tier suppliers. Our supply chain is extensive and complex and Sony is “downstream,” typically with many layers of suppliers positioned between ourselves and 3TG SORs and mines. Due to the complexity of our supply chain, we required in-scope direct suppliers to provide us with information concerning the source of 3TGs in our electronics products as described in this section.

We believe that our RCOI was reasonably designed to determine whether any of the 3TG in Sony electronics products manufactured in 2015 (i) originated in the Democratic Republic of the Congo or an adjoining country (collectively, the “Covered Countries”) or (ii) were from recycled or scrap sources. Also, we believe that our RCOI conforms in all material respects to the first and second steps of the “Five-Step Framework for Risk-Based Due Diligence in the Mineral Supply Chain” as described

2

in Annex I (the “Five-Step Framework”) of the Organisation for Economic Cooperation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (Second Edition), including its Supplements (the “OECD Guidance”), as it applies to each of the 3TGs and to Sony as a “downstream company.”

Sony maintains a procurement database, where all components, parts or materials (collectively, “Materials”) used in Sony’s electronics products are registered prior to the time of initial purchase. As the first step of our RCOI, Sony personnel reviewed the Sony procurement database to identify any relevant suppliers of Materials for our in-scope electronics products.

Our electronics products manufactured in 2015 may contain Materials whose suppliers were subject to the minerals survey for 2014 (the “2014 Minerals Survey”), as well as Materials that were newly registered on our procurement database after the period covered by the 2014 Minerals Survey. Since any subsequent changes in supply chain information of registered Materials require new registration in the database, Sony relied on the results of the 2014 Minerals Survey for the Materials whose suppliers were reviewed in the 2014 Minerals Survey and which did not have any changes in supply chain information. As a result, Sony’s minerals survey for 2015 (the “2015 Minerals Survey”) focused on suppliers of Materials that were registered in our procurement database after the period covered by the 2014 Minerals Survey, which included suppliers of any Materials re-registered due to changes in supply chain information. Our RCOI and due diligence information, as well as results as described in this Report, cover such suppliers and Materials.

We conducted our RCOI in line with the processes summarized below and we implemented steps one and two of the Five-Step Framework as part of our RCOI process. The headings below conform to those in the Five-Step Framework.

1.　Establish and maintain strong company management systems

A. We adopted the Sony Group Conflict Minerals Policy, as well as our internal rules and procedures implementing the Policy (collectively, the “Policy”) in 2013 to help achieve responsible sourcing of 3TG in our supply chain. The Policy is publicly available on the Sony Corporation website at: http://www.sony.net/SonyInfo/csr_report/sourcing/materials/ and is also attached to this Report as Annex III.

The Policy has been communicated to our procurement personnel, to each Responsible Management and to our suppliers. The Policy prohibits suppliers from knowingly sourcing 3TG that may be directly or indirectly financing or benefiting armed groups in a Covered Country.

We also have incorporated the requirements of our Policy into the Sony Supply Chain Code of Conduct, which is applicable to all our electronics product suppliers and has been incorporated into contracts with many of them. The Sony Supply Chain Code of Conduct is publicly available on the Sony Corporation website at http://www.sony.net/SonyInfo/csr_report/sourcing/supplychain/index.html.

B. We established a cross-functional task force to support Sony’s responsible sourcing activities, including its compliance activities associated with the Conflict Minerals Rule (the “Task Force”). Under the Policy and our internal rules and procedures implementing the Policy, the Task Force is responsible for assessing the progress of our compliance program and identifying steps to meet our compliance obligations, as well as for training other internal stakeholders on their roles and responsibilities for implementing and supporting Sony’s responsible sourcing program. Sony’s Corporate Executive Officer in charge of Procurement is also responsible for overall implementation of the Policy and our supply chain processes. The Corporate Executive in charge of Procurement, who reports to the Corporate Executive Officer in charge of Procurement, is also responsible for overseeing compliance with the Policy and our efforts toward conflict-free 3TG sourcing.

3

To support our compliance efforts, we also utilize the services of outside specialists, such as an accounting firm consultant and specialist outside counsel.

C. We requested our in-scope direct suppliers to fully disclose whether there are any 3TGs in the Materials supplied to us, which may include information obtained from sub-tier suppliers.

D. Sony requested all in-scope direct suppliers to comply with the Policy requirements on responsible sourcing, to fully cooperate with our due diligence efforts described in this Report, and to establish and implement their own policy and management structure to help achieve responsible sourcing of 3TG in accordance with the terms of the Policy. We provided training and/or other relevant materials to help such suppliers understand the Policy and to assist such suppliers with our due diligence and related compliance efforts.

E. We maintain a hotline to allow any interested party to voice concerns regarding the circumstances of mineral extraction, trade, handling and/or exports from conflict-affected and other high-risk areas and responded to comments we received. We also participated in industry efforts to develop specific grievance mechanisms for conflict minerals-related issues, including the Public-Private Alliance for Responsible Minerals Trade’s (“PPA”) efforts to establish an in-region hotline.

2.　Identify and assess risk in the supply chain

We surveyed all in-scope direct suppliers to determine the status of any 3TGs in Materials supplied to Sony and that were contained in products that we manufactured or contracted to have manufactured during the 2015 reporting cycle. As noted earlier in this Report, for a portion of our RCOI, we utilized the results of the 2014 Minerals Survey.

We utilized the Conflict Minerals Reporting Template (“CMRT”) survey tool to collect this information and asked these suppliers to respond to the CMRT at their product level, rather than at the company level, so that we could conduct a better RCOI and due diligence on the supply chain of our products. In the CMRT, we requested the supplier to confirm whether its products contained one or more 3TG. If the product contained 3TG, we requested the supplier to identify for each such mineral: (a) the SOR where it was processed, (b) its country of origin, and (c) its mine of origin. We reviewed these CMRTs to determine whether any of the 3TG in our electronic products that were manufactured in 2015 originated in the Covered Countries or were from recycled or scrap sources and to identify the SORs of 3TG in our supply chain. We reviewed all CMRTs to validate that they were complete and to identify any contradictions or inconsistencies, including determining whether an identified entity was actually a SOR and whether the relevant Materials contained the particular minerals reported by the supplier. We worked with suppliers to secure updated responses, as necessary.

We compared the SORs identified by in-scope direct suppliers in the CMRT against the list of SOR facilities that have been validated as a “Conflict Free Smelter”(“CFS”) by the Conflict-Free Smelter Program (“CFSP”) for tantalum, tin, tungsten and gold, published on the website of the Conflict-Free Sourcing Initiative (“CFSI”), a leading industry program that helps manage risk by improving supply chain transparency on conflict minerals, and also against the more detailed RCOI data provided by the CFSI to its members. The CFSP uses an independent third-party audit to identify SORs that have systems in place to assure sourcing of only conflict-free materials. We also screened the named SORs utilizing a third-party screening tool to help assure that none of the named SOR was included on any of the United States Office of Foreign Asset Control sanctions lists.

As a result of the RCOI process described earlier in this Report, we identified some of the location of origin of the 3TG in Materials used in products that we manufactured or contracted to have manufactured in 2015, as set forth on the attached Annex I. Sony determined it had insufficient information to conclude either (i) that there was no reason to believe that any of its necessary 3TG originated in the Covered Countries, or (ii) that all of its necessary 3TG came from recycled or scrap sources. Therefore, Sony was required to conduct due diligence as described in Section V below pursuant to the Conflict Minerals Rule.

4

V.	Due Diligence Measures

We conducted due diligence on the source and chain of custody of 3TG in our electronics products to ascertain whether any of these 3TG originated in the Covered Countries and financed or benefited armed groups in such countries. As a downstream company typically many levels removed from the SORs, our due diligence measures, consistent with the Five-Step Framework, are necessarily based, in part, on multi-industry initiatives that engage with SORs that process the 3TG in our suppliers’ Materials. Sony also relied on its direct suppliers to provide information on the origin of any 3TG contained in the Materials that they sell to us.

1.         Design of Due Diligence Measures

Our 3TG due diligence measures have been designed to conform, in all material respects, with the Five-Step Framework. Steps one and two, which are parts of our RCOI, were addressed in Section IV.

Pursuant to the Policy and our RCOI, we determine which SORs identified in the course of our RCOI have been validated as a CFS by the CFSP. Also, pursuant to the Policy, we review all CMRTs received from suppliers and conduct a risk assessment for each such supplier.

2.         Due Diligence Performance

A. Sony requested its suppliers to source minerals from sources not known to support conflict and to exercise due diligence on the source of any 3TG contained in products they provide to Sony. We established these requirements through our Sony Supplier Chain Code of Conduct and our Policy.

Responsible Management, by him/herself or through investigators appointed by and under the oversight of Responsible Management, reviewed all CMRTs received from in-scope direct suppliers to identify 3TG sourcing and any conflict minerals risk for each such supplier. In addition to the above review, a member of the Task Force made a random check of CMRTs. The CMRTs were reviewed for specific quality control issues and red flags. Identified risks included a supplier’s failure to adopt a 3TG policy regarding responsible sourcing, failure to complete properly a CMRT, and/or identification of SORs that were not on the CFSP list.

We have a remediation plan that contemplates particular actions based on the assessment of the identified risks. Remediation plans include contacting the supplier to request increased responsiveness or accuracy in the CMRT process, identification of additional SORs from which to source 3TG, increased use of 3TG sourced from SORs participating in the CFSP, adoption of a conflict-free 3TG sourcing policy compatible with the Policy, and/or encouragement of SORs to become conflict-free, through participation in CFSP and equivalent programs, depending on the supplier’s level of risk or the particular risk identified. If a supplier does not cooperate with a request and/or we do not see an improvement by such supplier, we intend to take action to achieve conflict-free sourcing over time, including, without limitation, an immediate cancellation of the contract or a phased-in termination of a business relationship by stopping new orders, subject to approval by the Corporate Executive Officer in charge of Procurement.

Based on the assessment of the risks identified through our due diligence, we sent a letter to almost all of our direct suppliers to remind them of the following, depending on the supplier’s level of risk:

•	to respond to the CMRT;
•	to encourage the identification of additional SORs;
•	to adopt a conflict-free sourcing policy compatible with the Policy, including a request for
5

review of such supplier’s policy;

•	to promote the use of 3TG sourced from SORs participating in the CFSP; and
•	to encourage SORs to participate in the CFSP and become validated as compliant if not already CFSP-compliant.

We also contacted certain uncertified SORs directly and requested that they undergo a CFSP audit to become validated as CFS, as part of a contribution to activities of the CFSI Smelter Engagement Team.

B. As contemplated by the OECD Guidance, Sony is a member of the CFSI, an industry initiative that sponsors the CFSP, which has developed a process to trace the origin of 3TG and audits the due diligence activities of SORs. Sony obtained country of origin data for SORs through our membership in the CFSI using the Reasonable Country of Origin Inquiry Data made available by the CFSI for its members. In order to encourage all SORs in our supply chain to be validated as a CFS, we also made a donation in 2016 to “The Initial Audit Fund” managed by the CFSI, which encourages smelters to participate in the CFSP by paying for the costs of their initial audit.

In addition, Sony participates in industry-driven multi-stakeholder programs and alliances that seek to implement and/or enhance chain of custody transparency and a traceability system, identify upstream actors in the supply chain and identify and prevent or mitigate the adverse impact associated with 3TG mineral extraction in high-risk areas:

•	Sony is a financial sponsor and active participant in the PPA, an initiative spearheaded by the United States Department of State and the Agency for International Development.

•	Sony is a longstanding member of the Electronics Industry Citizenship Coalition (the “EICC”), an organization devoted to improving social and environmental conditions in electronic manufacturing supply chains. The EICC has established a Code of Conduct that codifies standard expectations of electronics supply chains regarding conflict minerals. The Sony Supply Chain Code of Conduct is based on the EICC Code of Conduct.

•	Sony is a member of the Japan Electronics and Information Technology Industries Association and Trade Association’s Responsible Minerals Trade working group.

C.  Sony’s Policy and other responsible sourcing information, including Sony Supplier Chain Code of Conduct, are available on our external website. As required by the Conflict Minerals Rule, we file this Report, and the Form SD of which it is a part, annually with the SEC. This Report is also publicly available on our website, at http://www.sony.net/SonyInfo/IR/library/ConflictMineralsReport2015.pdf.

3.         Future Efforts to Mitigate Risks in our Supply Chain and Improve Due Diligence.

Responsible Management intends to communicate, either directly or through other Sony group employees, with suppliers that have not responded to our requests over years to ask for their cooperation with the CMRT. These communications are in addition to the other activities described throughout this Report.

A discussion of our overall efforts relating to the responsible sourcing of 3TG is also publicly available on our website at: http://www.sony.net/SonyInfo/csr_report/sourcing/materials/.

6

VI.	Results of Due Diligence Measures

Sony’s RCOI and due diligence on the source and chain of custody of necessary 3TG contained in its electronics products revealed that the SORs our direct suppliers identified fell into the categories detailed below. We compared those SORs below against the Smelter Reference List and its lists of compliant and active SORs published by the CFSI on its website, as of April 20, 2016:

(i)	Our in-scope direct suppliers identified a total of 286 SORs as potential sources of 3TG in Materials supplied to Sony that were reported to be in our supply chain at some point during 2015. The country locations of the SORs that our in-scope direct suppliers identified and reported are listed in Annex II.

a.	Of those 286 SORs, 244 SORs were validated as CFS by the CFSI or are now under the CFSI audit process. Among these 244 SORs, the number of SORs for each 3TG is as follows:

•	Gold : 91 SORs (of these SORs, 78 SORs are validated as CFS)
•	Tantalum : 45 SORs (of these SORs, 45 SORs are validated as CFS)
•	Tin : 68 SORs (of these SORs, 59 SORs are validated as CFS)
•	Tungsten : 40 SORs (of these SORs, 30 SORs are validated as CFS)

b.	Among these 244 SORs, our suppliers identified 37 SORs in our supply chain that sourced gold, tantalum and/or tin from three of the Covered Countries, but each of those smelters was listed as CFS on the CFSI website.

c.	The other 42 SORs identified by our suppliers were not validated as CFS or engaged in the audit process. Due to the limited information from our in-scope direct suppliers, we were unable to verify the location of these SORs, or the country or mine of origin of the 3TG sourced from these SORs, but none of these suppliers identified any SORs that they stated were located in or sourced from a Covered Country.

(ii)	Some of in-scope direct suppliers did not identify the SORs that were the source of 3TG in the Materials they supplied to Sony (or indicate whether the 3TG came from scrap or recycled sources). Such suppliers include (a) those that did not respond or returned incomplete or inconsistent responses to the CMRT and (b) those that responded that they did not have information about the SORs

Sony’s due diligence did not reveal that any necessary 3TG used in our electronics products was sourced from a Covered Country, except for those sourced through SORs validated as CFS, or financed or benefited armed groups in a Covered Country. However, Sony nevertheless concluded in good faith for 2015 that it lacks sufficient information to determine the location or mine of origin of all of the 3TG in our electronics products.

Based on the information at a product level provided by our in-scope direct suppliers and our own due diligence efforts, including comparing that information against the above Smelter Reference List, we believe that the SORs that may have been used to process the 3TG minerals in our in-scope products in 2015 include the SORs listed in Annex II.

7

Annex I

Locations of 3TG origin Sony identified based on the information provided by in-scope direct suppliers focused in the 2015 Minerals Survey are as follows:

Angola, Argentina, Australia, Austria, Belgium, Bolivia, Brazil, Burundi, Cambodia, Canada, Central African Republic, Chile, China, Colombia, Côte D'Ivoire, Czech Republic, Democratic Republic of Congo, Djibouti, Ecuador, Egypt, Estonia, Ethiopia, France, Germany, Guyana, Hungary, India, Indonesia, Ireland, Israel, Japan, Kazakhstan, Kenya, Laos, Luxembourg, Madagascar, Malaysia, Mexico, Mongolia, Mozambique, Myanmar, Namibia, Netherlands, Nigeria, Papua New Guinea, Peru, Portugal, Republic of Congo, Russia, Rwanda, Sierra Leone, Singapore, Slovakia, South Africa, South Korea, South Sudan, Spain, Suriname, Switzerland, Taiwan, Tanzania, Thailand, Uganda, United Kingdom, United States of America, Uzbekistan, Vietnam, Zambia, Zimbabwe

8

Annex II

The facilities identified by direct suppliers that may have been used to process the 3TG minerals in our electronics products include the following smelters and refiners:

Validated as CFS or under the CFSI audit process

Subject Mineral	Smelter or Refiner Name	Location
Gold	Aida Chemical Industries Co., Ltd.	JAPAN
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	GERMANY
Gold	AngloGold Ashanti Córrego do Sítio Mineração	BRAZIL
Gold	Argor-Heraeus S.A.	SWITZERLAND
Gold	Asahi Pretec Corp.	JAPAN
Gold	Asahi Refining Canada Ltd.	CANADA
Gold	Asahi Refining USA Inc.	UNITED STATES
Gold	Asaka Riken Co., Ltd.	JAPAN
Gold	Aurubis AG	GERMANY
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	PHILIPPINES
Gold	Boliden AB	SWEDEN
Gold	C. Hafner GmbH + Co. KG	GERMANY
Gold	CCR Refinery - Glencore Canada Corporation	CANADA
Gold	Chimet S.p.A.	ITALY
Gold	DODUCO GmbH	GERMANY
Gold	Dowa	JAPAN
Gold	Eco-System Recycling Co., Ltd.	JAPAN
Gold	Elemetal Refining, LLC	UNITED STATES
Gold	Heimerle + Meule GmbH	GERMANY
Gold	Heraeus Ltd. Hong Kong	CHINA
Gold	Heraeus Precious Metals GmbH & Co. KG	GERMANY
Gold	Ishifuku Metal Industry Co., Ltd.	JAPAN
Gold	Istanbul Gold Refinery	TURKEY
Gold	Japan Mint	JAPAN
9

Gold	Jiangxi Copper Co., Ltd.	CHINA
Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant	RUSSIAN FEDERATION
Gold	JSC Uralelectromed	RUSSIAN FEDERATION
Gold	JX Nippon Mining & Metals Co., Ltd.	JAPAN
Gold	Kazzinc	KAZAKHSTAN
Gold	Kennecott Utah Copper LLC	UNITED STATES
Gold	Kojima Chemicals Co., Ltd.	JAPAN
Gold	LS-NIKKO Copper Inc.	KOREA, REPUBLIC OF
Gold	Materion	UNITED STATES
Gold	Matsuda Sangyo Co., Ltd.	JAPAN
Gold	Metalor Technologies (Hong Kong) Ltd.	CHINA
Gold	Metalor Technologies (Singapore) Pte., Ltd.	SINGAPORE
Gold	Metalor Technologies S.A.	SWITZERLAND
Gold	Metalor USA Refining Corporation	UNITED STATES
Gold	Metalúrgica Met-Mex Peñoles S.A. De C.V.	MEXICO
Gold	Mitsubishi Materials Corporation	JAPAN
Gold	Mitsui Mining and Smelting Co., Ltd.	JAPAN
Gold	MMTC-PAMP India Pvt., Ltd.	INDIA
Gold	Moscow Special Alloys Processing Plant	RUSSIAN FEDERATION
Gold	Nadir Metal Rafineri San. Ve Tic. A.Ş.	TURKEY
Gold	Nihon Material Co., Ltd.	JAPAN
Gold	Ögussa Österreichische Gold- und Silber-Scheideanstalt GmbH	AUSTRIA
Gold	Ohura Precious Metal Industry Co., Ltd.	JAPAN
Gold	OJSC "The Gulidov Krasnoyarsk Non-Ferrous Metals Plant" (OJSC Krastsvetmet)	RUSSIAN FEDERATION
Gold	OJSC Novosibirsk Refinery	RUSSIAN FEDERATION
Gold	PAMP S.A.	SWITZERLAND
10

Gold	Prioksky Plant of Non-Ferrous Metals	RUSSIAN FEDERATION
Gold	PT Aneka Tambang (Persero) Tbk	INDONESIA
Gold	PX Précinox S.A.	SWITZERLAND
Gold	Rand Refinery (Pty) Ltd.	SOUTH AFRICA
Gold	Republic Metals Corporation	UNITED STATES
Gold	Royal Canadian Mint	CANADA
Gold	Schone Edelmetaal B.V.	NETHERLANDS
Gold	SEMPSA Joyería Platería S.A.	SPAIN
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	CHINA
Gold	Sichuan Tianze Precious Metals Co., Ltd.	CHINA
Gold	Singway Technology Co., Ltd.	TAIWAN
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	RUSSIAN FEDERATION
Gold	Solar Applied Materials Technology Corp.	TAIWAN
Gold	Sumitomo Metal Mining Co., Ltd.	JAPAN
Gold	T.C.A S.p.A	ITALY
Gold	Tanaka Kikinzoku Kogyo K.K.	JAPAN
Gold	The Refinery of Shandong Gold Mining Co., Ltd.	CHINA
Gold	Tokuriki Honten Co., Ltd.	JAPAN
Gold	Umicore Brasil Ltda.	BRAZIL
Gold	Umicore Precious Metals Thailand	THAILAND
Gold	Umicore S.A. Business Unit Precious Metals Refining	BELGIUM
Gold	United Precious Metal Refining, Inc.	UNITED STATES
Gold	Valcambi S.A.	SWITZERLAND
Gold	Western Australian Mint trading as The Perth Mint	AUSTRALIA
Gold	Yamamoto Precious Metal Co., Ltd.	JAPAN
Gold	Yokohama Metal Co., Ltd.	JAPAN
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	CHINA
Gold	Zijin Mining Group Co., Ltd. Gold Refinery	CHINA
11

Gold	Advanced Chemical Company	UNITED STATES
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	UZBEKISTAN
Gold	Cendres + Métaux SA	SWITZERLAND
Gold	Daejin Indus Co., Ltd.	KOREA, REPUBLIC OF
Gold	Do Sung Corporation	KOREA, REPUBLIC OF
Gold	Faggi Enrico S.p.A.	ITALY
Gold	Geib Refining Corporation	UNITED STATES
Gold	KGHM Polska Miedź Spółka Akcyjna	POLAND
Gold	Metalor Technologies (Suzhou) Ltd.	CHINA
Gold	Navoi Mining and Metallurgical Combinat	UZBEKISTAN
Gold	Samduck Precious Metals	KOREA, REPUBLIC OF
Gold	Torecom	KOREA, REPUBLIC OF
Gold	WIELAND Edelmetalle GmbH	GERMANY
Tantalum	Changsha South Tantalum Niobium Co., Ltd.	CHINA
Tantalum	Conghua Tantalum and Niobium Smeltry	CHINA
Tantalum	D Block Metals, LLC	UNITED STATES
Tantalum	Duoluoshan	CHINA
Tantalum	Exotech Inc.	UNITED STATES
Tantalum	F&X Electro-Materials Ltd.	CHINA
Tantalum	FIR Metals & Resource Ltd.	CHINA
Tantalum	Global Advanced Metals Aizu	JAPAN
Tantalum	Global Advanced Metals Boyertown	UNITED STATES
Tantalum	Guangdong Zhiyuan New Material Co., Ltd.	CHINA
Tantalum	H.C. Starck Co., Ltd.	THAILAND
Tantalum	H.C. Starck GmbH Goslar	GERMANY
Tantalum	H.C. Starck GmbH Laufenburg	GERMANY
Tantalum	H.C. Starck Hermsdorf GmbH	GERMANY
Tantalum	H.C. Starck Inc.	UNITED STATES
12

Tantalum	H.C. Starck Ltd.	JAPAN
Tantalum	H.C. Starck Smelting GmbH & Co.KG	GERMANY
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	CHINA
Tantalum	Hi-Temp Specialty Metals, Inc.	UNITED STATES
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	CHINA
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	CHINA
Tantalum	Jiujiang Tanbre Co., Ltd.	CHINA
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	CHINA
Tantalum	KEMET Blue Metals	MEXICO
Tantalum	KEMET Blue Powder	UNITED STATES
Tantalum	King-Tan Tantalum Industry Ltd.	CHINA
Tantalum	LSM Brasil S.A.	BRAZIL
Tantalum	Metallurgical Products India Pvt., Ltd.	INDIA
Tantalum	Mineração Taboca S.A.	BRAZIL
Tantalum	Mitsui Mining & Smelting	JAPAN
Tantalum	Molycorp Silmet A.S.	ESTONIA
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	CHINA
Tantalum	Plansee SE Liezen	AUSTRIA
Tantalum	Plansee SE Reutte	AUSTRIA
Tantalum	QuantumClean	UNITED STATES
Tantalum	Resind Indústria e Comércio Ltda.	BRAZIL
Tantalum	RFH Tantalum Smeltry Co., Ltd.	CHINA
Tantalum	Solikamsk Magnesium Works OAO	RUSSIAN FEDERATION
Tantalum	Taki Chemicals	JAPAN
Tantalum	Telex Metals	UNITED STATES
Tantalum	Tranzact, Inc.	UNITED STATES
Tantalum	Ulba Metallurgical Plant JSC	KAZAKHSTAN
Tantalum	XinXing HaoRong Electronic Material Co., Ltd.	CHINA
Tantalum	Yichun Jin Yang Rare Metal Co., Ltd.	CHINA
13

Tantalum	Zhuzhou Cemented Carbide Group Co Ltd	CHINA
Tin	Alpha	UNITED STATES
Tin	China Tin Group Co.,Ltd.	CHINA
Tin	Cooperativa Metalurgica de Rondônia Ltda.	BRAZIL
Tin	CV Ayi Jaya	INDONESIA
Tin	CV Gita Pesona	INDONESIA
Tin	CV Serumpun Sebalai	INDONESIA
Tin	CV United Smelting	INDONESIA
Tin	CV Venus Inti Perkasa	INDONESIA
Tin	Dowa	JAPAN
Tin	Elmet S.L.U. (Metallo Group)	SPAIN
Tin	EM Vinto	BOLIVIA
Tin	Fenix Metals	POLAND
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	CHINA
Tin	Jiangxi Ketai Advanced Material Co., Ltd.	CHINA
Tin	Magnu's Minerais Metais e Ligas Ltda.	BRAZIL
Tin	Malaysia Smelting Corporation (MSC)	MALAYSIA
Tin	Melt Metais e Ligas S.A.	BRAZIL
Tin	Metallic Resources, Inc.	UNITED STATES
Tin	Metallo-Chimique N.V.	BELGIUM
Tin	Mineração Taboca S.A.	BRAZIL
Tin	Minsur	PERU
Tin	Mitsubishi Materials Corporation	JAPAN
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	THAILAND
Tin	O.M. Manufacturing Philippines, Inc.	PHILIPPINES
Tin	Operaciones Metalurgical S.A.	BOLIVIA
Tin	PT Aries Kencana Sejahtera	INDONESIA
Tin	PT Artha Cipta Langgeng	INDONESIA
Tin	PT ATD Makmur Mandiri Jaya	INDONESIA
Tin	PT Babel Inti Perkasa	INDONESIA
14

Tin	PT Bangka Prima Tin	INDONESIA
Tin	PT Bangka Tin Industry	INDONESIA
Tin	PT Belitung Industri Sejahtera	INDONESIA
Tin	PT BilliTin Makmur Lestari	INDONESIA
Tin	PT Bukit Timah	INDONESIA
Tin	PT Cipta Persada Mulia	INDONESIA
Tin	PT DS Jaya Abadi	INDONESIA
Tin	PT Eunindo Usaha Mandiri	INDONESIA
Tin	PT Inti Stania Prima	INDONESIA
Tin	PT Justindo	INDONESIA
Tin	PT Mitra Stania Prima	INDONESIA
Tin	PT Panca Mega Persada	INDONESIA
Tin	PT Prima Timah Utama	INDONESIA
Tin	PT Refined Bangka Tin	INDONESIA
Tin	PT Sariwiguna Binasentosa	INDONESIA
Tin	PT Stanindo Inti Perkasa	INDONESIA
Tin	PT Sukses Inti Makmur	INDONESIA
Tin	PT Sumber Jaya Indah	INDONESIA
Tin	PT Timah (Persero) Tbk Kundur	INDONESIA
Tin	PT Timah (Persero) Tbk Mentok	INDONESIA
Tin	PT Tinindo Inter Nusa	INDONESIA
Tin	PT Tommy Utama	INDONESIA
Tin	PT Wahana Perkit Jaya	INDONESIA
Tin	Resind Indústria e Comércio Ltda.	BRAZIL
Tin	Rui Da Hung	TAIWAN
Tin	Soft Metais Ltda.	BRAZIL
Tin	Thaisarco	THAILAND
Tin	VQB Mineral and Trading Group JSC	VIETNAM
Tin	White Solder Metalurgia e Mineração Ltda.	BRAZIL
Tin	Yunnan Tin Company Limited	CHINA
Tin	An Vinh Joint Stock Mineral Processing Company	VIETNAM
15

Tin	Chenzhou Yunxiang Mining and Metallurgy Company Limited	CHINA
Tin	Electro-Mechanical Facility of the Cao Bang Minerals & Metallurgy Joint Stock Company	VIETNAM
Tin	Gejiu Kai Meng Industry and Trade LLC	CHINA
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	CHINA
Tin	Nghe Tinh Non-Ferrous Metals Joint Stock Company	VIETNAM
Tin	PT Karimun Mining	INDONESIA
Tin	Tuyen Quang Non-Ferrous Metals Joint Stock Company	VIETNAM
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	CHINA
Tungsten	A.L.M.T. TUNGSTEN Corp.	JAPAN
Tungsten	Asia Tungsten Products Vietnam Ltd.	VIETNAM
Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.	CHINA
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	CHINA
Tungsten	Fujian Jinxin Tungsten Co., Ltd.	CHINA
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	CHINA
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	CHINA
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	CHINA
Tungsten	Ganzhou Yatai Tungsten Co., Ltd.	CHINA
Tungsten	Global Tungsten & Powders Corp.	UNITED STATES
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	CHINA
Tungsten	H.C. Starck GmbH	GERMANY
Tungsten	H.C. Starck Smelting GmbH & Co.KG	GERMANY
Tungsten	Hunan Chenzhou Mining Co., Ltd.	CHINA
Tungsten	Hunan Chuangda Vanadium Tungsten Co., Ltd. Yanglin	CHINA
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	CHINA
Tungsten	Hydrometallurg, JSC	RUSSIAN FEDERATION
Tungsten	Japan New Metals Co., Ltd.	JAPAN
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	CHINA
16

Tungsten	Jiangxi Xiushui Xianggan Nonferrous Metals Co., Ltd.	CHINA
Tungsten	Kennametal Huntsville	UNITED STATES
Tungsten	Malipo Haiyu Tungsten Co., Ltd.	CHINA
Tungsten	Niagara Refining LLC	UNITED STATES
Tungsten	Nui Phao H.C. Starck Tungsten Chemicals Manufacturing LLC	VIETNAM
Tungsten	Tejing (Vietnam) Tungsten Co., Ltd.	VIETNAM
Tungsten	Vietnam Youngsun Tungsten Industry Co., Ltd.	VIETNAM
Tungsten	Wolfram Bergbau und Hütten AG	AUSTRIA
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	CHINA
Tungsten	Xiamen Tungsten Co., Ltd.	CHINA
Tungsten	Xinhai Rendan Shaoguan Tungsten Co., Ltd.	CHINA
Tungsten	Dayu Jincheng Tungsten Industry Co., Ltd.	CHINA
Tungsten	Dayu Weiliang Tungsten Co., Ltd.	CHINA
Tungsten	Ganzhou Non-ferrous Metals Smelting Co., Ltd.	CHINA
Tungsten	Hunan Chuangda Vanadium Tungsten Co., Ltd. Wuji	CHINA
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	CHINA
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	CHINA
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	CHINA
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	CHINA
Tungsten	Kennametal Fallon	UNITED STATES
Tungsten	Pobedit, JSC	RUSSIAN FEDERATION

Not designated as CFS by CFSI

Subject Mineral	Smelter or Refiner Name	Location
Gold	Aktyubinsk Copper Company TOO	KAZAKHSTAN
Gold	Al Etihad Gold Refinery DMCC	UNITED ARAB EMIRATES
Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	TURKEY
17

Gold	Bauer Walser AG	GERMANY
Gold	Caridad	MEXICO
Gold	Chugai Mining	JAPAN
Gold	Daye Non-Ferrous Metals Mining Ltd.	CHINA
Gold	Fidelity Printers and Refiners Ltd.	ZIMBABWE
Gold	Gansu Seemine Material Hi-Tech Co., Ltd.	CHINA
Gold	Guangdong Jinding Gold Limited	CHINA
Gold	Guoda Safina High-Tech Environmental Refinery Co., Ltd.	CHINA
Gold	Hangzhou Fuchunjiang Smelting Co., Ltd.	CHINA
Gold	Hunan Chenzhou Mining Group Co., Ltd.	CHINA
Gold	Hwasung CJ Co., Ltd.	KOREA, REPUBLIC OF
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Company Limited	CHINA
Gold	Kazakhmys Smelting LLC	KAZAKHSTAN
Gold	Kyrgyzaltyn JSC	KYRGYZSTAN
Gold	L' azurde Company For Jewelry	SAUDI ARABIA
Gold	Lingbao Gold Company Limited	CHINA
Gold	Lingbao Jinyuan Tonghui Refinery Co., Ltd.	CHINA
Gold	Luoyang Zijin Yinhui Gold Refinery Co., Ltd.	CHINA
Gold	Morris and Watson	NEW ZEALAND
Gold	Penglai Penggang Gold Industry Co., Ltd.	CHINA
Gold	Sabin Metal Corp.	UNITED STATES
Gold	SAMWON Metals Corp.	KOREA, REPUBLIC OF
Gold	Shandong Tiancheng Biological Gold Industrial Co., Ltd.	CHINA
Gold	So Accurate Group, Inc.	UNITED STATES
Gold	The Great Wall Gold & Silver Refinery of China	CHINA
Gold	Tongling Nonferrous Metals Group Co., Ltd.	CHINA
Gold	Yunnan Copper Industry Co., Ltd.	CHINA
Tantalum	Guizhou Zhenhua Xinyun Technology Ltd., Kaili branch	CHINA
18

Tin	CNMC (Guangxi) PGMA Co., Ltd.	CHINA
Tin	Estanho de Rondônia S.A.	BRAZIL
Tin	Feinhütte Halsbrücke GmbH	GERMANY
Tin	Gejiu Zi-Li	CHINA
Tin	Huichang Jinshunda Tin Co., Ltd.	CHINA
Tin	Linwu Xianggui Ore Smelting Co., Ltd.	CHINA
Tin	Nankang Nanshan Tin Manufactory Co., Ltd.	CHINA
Tin	PT Tirus Putra Mandiri	INDONESIA
Tungsten	Ganxian Shirui New Material Co., Ltd.	CHINA
Tungsten	Jiangxi Minmetals Gao'an Non-ferrous Metals Co., Ltd	CHINA
Tungsten	Sanher Tungsten Vietnam Co., Ltd.	VIETNAM

19

Annex III

Sony Group Conflict Minerals Policy

(effective as of March 22, 2013)

Sony's Commitment to Corporate Social Responsibility

Sony is committed to conducting our operations in a socially and environmentally responsible way and to sourcing from suppliers that share our values. Sony and our stakeholders have grown increasingly aware of the importance of companies fulfilling their overall responsibilities to society as corporate citizens, including managing our supply chains in a responsible manner. Sony is working with our suppliers to address issues related to human rights, labor conditions, health and safety, and environmental protection at the production sites of our partners and parts suppliers, as well as in our procurement of minerals and other raw materials.

Conflict Minerals and Sony’s Policy

The Democratic Republic of the Congo in Central Africa (“DRC”) and certain adjacent countries are currently mired in conflict with armed groups perpetrating human rights abuses in that region. These armed groups are trading certain minerals found in that region to finance their activities. These four minerals -- columbite-tantalite also known as coltan (tantalum), cassiterite (tin), gold, wolframite (tungsten) -- are commonly found in many products, ranging from jewelry to electronics to airplane components. To the extent that they are found to be financing armed activities, these four minerals are commonly referred to as “conflict minerals”.

It is Sony’s policy to refrain from knowingly purchasing any products, components or materials that contain conflict minerals, in order to avoid contributing to conflict through our sourcing practices. To ensure compliance with this policy, Sony requires our suppliers to source materials from smelters determined to be compliant with the conflict-free smelter program protocols established by the Electronic Industry Citizenship Coalition (EICC) and the Global e-Sustainability Initiative (GeSi), or other smelters that have been determined to be conflict-free smelters under other trusted traceability projects. We will exercise due diligence on the source and chain of custody of these minerals in our supply chain to determine supplier compliance with our policy and will follow the Organization for Economic Co-operation and Development (OECD) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict Affected and High-Risk Areas or other internationally recognized framework when conducting such due diligence.

Sony’s Activities

- Sony participation in industry groups and the Public-Private Alliance

Sony actively participates and supports industry groups and alliances that seek to identify and prevent or mitigate the adverse impacts associated with mineral extraction in high risk areas. We are actively involved with the EICC, an organization devoted to improving social and environmental conditions in electronics supply chains, in developing a process that companies can use to trace the origin of these minerals. In 2011, the EICC launched the conflict-free smelter program, which is the leading industry practice. Sony utilizes the framework established by the EICC and other industry groups and alliances to aid in our efforts to responsibly source the four identified minerals.

Sony is also helping to fund, and is an active participant in, the Public-Private Alliance for Responsible Minerals Trade (PPA), an initiative spearheaded by the United States Department of State and Agency for International Development. The objectives of the PPA are: (1) to assist with the development of pilot supply-chain systems that will allow businesses to source minerals from mines that have been audited and certified to be ‘conflict-free;’ (2) to provide a platform for coordination amongst government, industry, and civil society actors seeking to support conflict-free sourcing and a self-sustaining trade from the DRC and the Great Lakes Region; and (3) to establish a website designed to serve as a resource for companies seeking information regarding how to responsibly source.

20

Moreover, as part of our overall effort to achieve conflict-free supply chains, Sony promotes active, on-going dialogue with civil society organizations, industry groups, and other external stakeholders for the further improvement of conflict-free sourcing practices.

- Assessment of Sony’s businesses

Sony assesses each of its businesses to determine if any of the four identified minerals are found in our products. To the extent such assessment determines that any such minerals are used to manufacture such products, all relevant suppliers are required to adhere to the following guidelines:

-	Expectations for Sony Suppliers of Four Identified Minerals

Sony requires such suppliers to commit to this policy against conflict minerals and respond to our due diligence survey regarding sourcing of these four minerals. Such suppliers are also expected to have a policy, due diligence framework, and management systems consistent with the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas to ensure that any products, components, or materials delivered to Sony do not contain any conflict minerals.

-	Risk mitigation plan

In the event that Sony confirms that any of our products, components, or materials may contain conflict minerals, Sony, in collaboration with our relevant suppliers, shall take all actions reasonably necessary to eliminate such minerals from such products, components or materials and shall request that the supplier of such products, components or materials makes necessary improvements to its sourcing practices. Further, in the event that Sony confirms that a supplier has failed to cooperate sufficiently with a due-diligence investigation, fails to follow Sony requests for remediation or has otherwise violated this policy, Sony shall take necessary actions, including, without limitation, termination of business with such supplier by stopping new orders.

Sony has established a hotline to allow any interested party (affected persons or whistle-blowers) to voice concerns regarding the circumstances of mineral extraction, trade, handling and/or export in conflict-affected and other high-risk areas. In addition to our internal risk assessments, the hotline will help to allow us to be alerted to risks in our supply chain.

-	Disclosure

Sony will disclose a description of the measures we took to determine the source and chain of custody of any of the four minerals found in any of our products as well as the results of our due diligence to our stakeholders through our website and other appropriate mechanisms.

21